FOR IMMEDIATE RELEASE                             EXHIBIT 99.1

IES Holdings Reports Fiscal 2026 Third Quarter Results and Announces Two-for-One Stock Split

HOUSTON — July 31, 2026 — IES Holdings, Inc. (or “IES” or the “Company”) (NASDAQ: IESC) today announced financial results for the quarter ended June 30, 2026.

Third Quarter 2026 Highlights and Recent Developments
•Revenue of $1,243 million for the third quarter of fiscal 2026, an increase of 40% compared with $890 million for the same quarter of fiscal 2025
•Operating income of $178.5 million for the third quarter of fiscal 2026, an increase of 60% compared with $111.9 million for the same quarter of fiscal 2025
•Net income attributable to IES of $153.0 million for the third quarter of fiscal 2026, an increase of 98% compared with $77.2 million for the same quarter of fiscal 2025, and diluted earnings per share attributable to common stockholders of $7.57 for the third quarter of fiscal 2026, compared with $3.81 for the same quarter of fiscal 2025
•Adjusted net income attributable to IES (a non-GAAP financial measure, as defined below) of $135.3 million for the third quarter of fiscal 2026, an increase of 70% compared with $79.5 million for the same quarter of fiscal 2025, and diluted adjusted earnings per share attributable to common stockholders of $6.70 for the third quarter of fiscal 2026, compared with $3.92 for the same quarter of fiscal 2025
•Remaining performance obligations, a GAAP measure of future revenue to be recognized from current contracts with customers, of approximately $2.8 billion as of June 30, 2026
•Backlog (a non-GAAP financial measure, as defined below) of approximately $4.5 billion as of June 30, 2026
•Announced a two-for-one split of the Company's common stock

Overview of Results
“For the third quarter of fiscal 2026, we delivered a 40% increase in revenue and a 60% increase in operating income compared with the third quarter of fiscal 2025," said Matt Simmes, President and Chief Executive Officer. "The disciplined capital allocation strategy we've deployed to strategically expand our operations over the past several years has positioned us to grow revenue and improve margins in today's environment, where our customers' scheduling needs have become increasingly dynamic.
"Within our Communications segment, our customers continue to engage us for larger and more complex projects. As we reliably deliver outstanding project execution, we are evaluating opportunities to expand our capabilities to grow with our customers and meet their evolving needs. Our Infrastructure Solutions segment is also focused on growth, and we have added approximately one million square feet of production capacity over the past year, with the acquisition of Gulf Island Fabrication, Inc. ("Gulf Island") in January 2026 and the production facilities in Abilene, TX and Manitowoc, WI in April 2026 and September 2025, respectively. We are investing in repositioning each of these underutilized operations, and expect them to make a meaningful contribution to our results beginning in fiscal 2027. In our Commercial & Industrial segment, we have been actively working to train additional teams to serve the data center end market in order to better support our customers. These efforts to add capacity and expand capabilities helped drive our backlog to $4.5 billion at June 30, 2026, an increase of 91% since the end of fiscal 2025. Our Residential segment continued to be affected in the third quarter of fiscal 2026 by reduced housing starts. However, we are continuing to expand our Plumbing and HVAC offerings and focus on electrical markets where there is an opportunity to expand our market share. Over the past twelve months we have begun to see growth in our multi-family backlog, which should benefit us in fiscal 2027."
Our Communications segment’s revenue was $453.1 million in the third quarter of fiscal 2026, an increase of $153.9 million or 51% compared with the third quarter of fiscal 2025. Consistent with recent quarters, we continued to benefit from strong demand in the data center market, which was the primary driver of the increase. Demand for our services in the distribution center and high-tech manufacturing end markets also increased year over year. The segment's operating income increased to $83.6 million for the third quarter of fiscal 2026, compared with $47.8 million for the third quarter of fiscal 2025, reflecting the increase in revenue and strong project execution.
Our Residential segment’s revenue was $324.1 million in the third quarter of fiscal 2026, a decrease of $22.0 million or 6% compared with the third quarter of fiscal 2025, as a result of the ongoing softness in the housing market. This weaker demand environment has limited our ability to recover higher costs of materials through pricing actions, resulting in lower operating margins year over year. In our multi-family business, lower revenue in the third quarter of fiscal 2026 compared with the prior year reflects the impacts of a decline in backlog during fiscal 2025. As a result of these factors, the Residential segment’s operating income decreased to $16.3 million for the third quarter of fiscal 2026, compared with $33.4 million for the third quarter of fiscal 2025.

Our Infrastructure Solutions segment’s revenue was $224.1 million in the third quarter of fiscal 2026, an increase of $94.6 million or 73% compared with the third quarter of fiscal 2025, driven by continued strong demand in our custom engineered solutions business, primarily in the data center end market, and our ability to meet that demand through expanded capacity. We have also continued to grow our field services offerings. Gulf Island, which we acquired in January 2026, contributed

$51.7 million of revenue during the quarter. Our Infrastructure Solutions segment's operating income for the third quarter of fiscal 2026 was $53.4 million, compared with $32.6 million for the third quarter of fiscal 2025. The year-over-year profit improvement reflects higher revenue, as the investments we have made over the last several years to increase capacity have enabled us to meet increasing demand. We also benefited from improved pricing and productivity at our established operating facilities. Operating income as a percent of revenue decreased year over year, as we continue to invest in our more recent acquisitions, repositioning their operations to serve our current customer base.

Our Commercial & Industrial segment’s revenue was $241.4 million in the third quarter of fiscal 2026, an increase of $126.0 million or 109% compared with the third quarter of fiscal 2025, while segment operating income for the third quarter of fiscal 2026 was $54.2 million compared with $12.9 million for the third quarter of fiscal 2025. The increase in revenue for the third quarter of fiscal 2026 was driven by an expansion of our capabilities in the data center end market, which allowed us to increase the size and number of projects we executed. Results for the quarter also benefited from certain large, quick-turning jobs that we executed at favorable margins, as well as continued successful project execution by our teams.

Jeff Gendell, Executive Chairman, commented, “During the third quarter of fiscal 2026, we continued to focus on organic growth and to use capital to expand our capabilities to serve our growing customer base. We added a 176,000 square foot production facility in Abilene, TX to our Infrastructure Solutions business, while continuing to invest meaningful capital into our newly acquired Gulf Island operation in Louisiana to expand its capabilities to manufacture new products. As we realize the benefits of investments we made in prior years, we continue to look forward, investing in expanding capacity and capabilities that will enable future growth. While our near-term focus is to prioritize capital spending for organic growth, we continue to evaluate acquisition opportunities, particularly those that will expand our capacity and capabilities to serve our current customers.”

Capital Allocation; Stock Buyback Plan
“After utilizing our credit facility during the second quarter of fiscal 2026 to fund the purchase of Gulf Island and make significant investments in capital expenditures, we have repaid those borrowings as of June 30, 2026 with cash flow from operations, in keeping with our strategy of maintaining a strong balance sheet," added Tracy McLauchlin, Chief Financial Officer. "We ended the quarter with $77.3 million of cash, no debt, and $310.6 million of marketable securities. Subsequent to quarter end, our Board of Directors approved a two-for-one split of our common stock, reflecting our confidence in the outlook for our business. We believe this action will improve liquidity in our common stock."
Capital allocation highlights during the third quarter of fiscal 2026 include the following:
•We used $19.5 million to acquire the real property and certain related assets of Broadwind Heavy Fabrications, Inc.’s production facility in Abilene, Texas
•We supported the growth of our operating businesses with $44.6 million in capital expenditures

•We used $70.4 million of our excess cash for purchases, net of cash received from sales, of marketable securities
•We used $52.6 million to purchase transferrable federal income tax credits, which we expect will result in a $3.6 million reduction in our federal income tax obligation

Stock Split

On July 29, 2026, our board of Directors approved a two-for-one split of our common stock, to be paid in the form of a stock dividend. Each shareholder of record as of the close of trading on August 14, 2026 (the "record date") will receive, after the close of trading on August 21, 2026, one additional share for every share held on the record date. After the split, our common stock will continue to have a par value of $0.01 per share.

Non-GAAP Financial Measures and Other Adjustments
This press release includes adjusted net income attributable to IES, adjusted diluted earnings per share attributable to common stockholders, and backlog, and, in the non-GAAP reconciliation tables included herein, adjusted net income attributable to common stockholders, EBITDA, adjusted EBITDA and adjusted income from operations before income taxes, each of which is a financial measure not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that these measures provide useful information to our investors by, in the case of adjusted net income attributable to IES, adjusted net income attributable to common stockholders, adjusted earnings per share attributable to common stockholders, adjusted EBITDA and adjusted income from operations before income taxes, distinguishing certain nonrecurring events such as litigation settlements, significant expenses associated with leadership changes, or gains or losses from the sale of a business, noncash events, such as impairment charges, items that are not indicative of quarterly business performance such as gains and losses on our investments, or, in the case of backlog, providing a common measurement used in IES's industry, as described further below, and that these measures, when reconciled to the most directly comparable GAAP measures, help our investors to better identify underlying trends in the operations of our business and facilitate easier comparisons of our financial performance with prior and future periods and to our peers. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial tables included in this press release.

Remaining performance obligations represent the unrecognized revenue value of our contract commitments. While backlog is not a defined term under GAAP, it is a common measurement used in IES’s industry and IES believes this non-GAAP measure enables it to more effectively forecast its future results and better identify future operating trends that may not otherwise be apparent. IES’s remaining performance obligations are a component of IES’s backlog calculation, which also includes signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins. IES’s methodology for determining backlog may not be comparable to the methodologies used by other companies.

For further details on the Company’s financial results, please refer to the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2026, to be filed with the Securities and Exchange Commission ("SEC") by July 31, 2026, and any amendments thereto.

About IES Holdings, Inc.

IES designs and installs integrated electrical and technology systems and provides infrastructure solutions and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 11,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Company Contact:
Tracy McLauchlin
Chief Financial Officer
IES Holdings, Inc.
(713) 860-1500
Investor Relations Contact:
Robert Winters
Alpha IR Group
(312) 445-2870
IESC@alpha-ir.com
Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, a general reduction in the demand for our products or services; changes in general economic conditions, including supply chain constraints, high rates of inflation, changes in consumer sentiment, elevated interest rates, and market disruptions resulting from a number of factors, including geo-political events; competition in the industries in which we operate, which could result in the loss of one or more customers or lead to lower margins on new projects; the use of estimates in placing bids on fixed price contracts, variations from estimated contract costs and our ability to successfully manage and execute projects, the cost and availability of qualified labor and the ability to maintain positive labor relations, and our ability to pass along increases in the cost of commodities used in our business; our ability to enter into, and the terms of, future contracts; the existence of a small number of customers from whom we derive a meaningful portion of our revenues; reliance on third parties, including subcontractors and suppliers, to complete our projects; the inability to carry out plans and strategies as expected, including the inability to identify and complete acquisitions that meet our investment criteria, or the subsequent underperformance of those acquisitions; challenges integrating new businesses into the Company or new types of work, products or processes into our segments; backlog that may not be realized or may not result in profits; failure to adequately recover on contract change orders or claims against customers; closures or sales of our facilities resulting in significant future charges or a significant disruption of our operations; the impact of future epidemics or pandemics on our business; an increased cost of surety bonds affecting margins on work and the potential for our surety providers to refuse bonding or require additional collateral at their discretion; the impact of seasonality, adverse weather conditions, and climate change; fluctuations in operating activity due to factors such as cyclicality, downturns in levels of construction or the housing market, and differing regional economic conditions; difficulties in managing our billings and collections; accidents resulting from the physical hazards associated with our work and the potential for accidents; the possibility that our current insurance coverage may not be adequate or that we may not be able to obtain policies at acceptable rates; the effect of litigation, claims and contingencies, including warranty losses, damages or other latent defect claims in excess of our existing reserves and accruals; costs and liabilities under existing or potential future laws and regulations, including those laws and regulations related to the environment and climate change, as well as the inability to transfer, renew and obtain electrical and other professional licenses; interruptions to our information systems and cyber security or data breaches; expenditures to conduct environmental remediation activities required by certain environmental laws and regulations; loss of key personnel, ineffective transition of new management, or general labor constraints; credit and capital market conditions, including changes in interest rates that affect the cost of construction financing and mortgages, and the inability of some of our customers to obtain sufficient financing at acceptable rates, which could lead to project delays or cancellations; limitations on our ability to access capital markets and generate cash from operations to fund our capital needs; the impact on our effective tax rate or cash paid for taxes from changes in tax positions we have taken or changes in tax laws; difficulty in fulfilling the covenant terms of our revolving credit facility, which could result in a default and acceleration of any indebtedness under such revolving credit facility; reliance on certain estimates and assumptions that may differ from actual results in the preparation of our financial statements and the impacts of new accounting, control and operating procedures resulting from new accounting pronouncements; uncertainties inherent in the use of percentage-of-completion accounting, which could result in the reduction or elimination of previously recorded revenues and profits; the recognition of potential goodwill, long-lived assets and other investment impairments; the existence of a controlling shareholder, who has the ability to take action not aligned with other shareholders or to dispose of all or a significant portion of the shares of our common stock it holds, which may trigger certain change of control provisions in a number of our material agreements; the relatively low trading volume of our common stock, which could increase the volatility of our stock price and could make it more difficult for shareholders to sell a substantial number of shares for the same price at which shareholders could sell a smaller number of shares; the possibility that we issue additional shares of common stock, preferred stock or convertible securities that will dilute the percentage ownership interest of existing stockholders and may dilute the value per share of our common stock; the potential for substantial sales of our common stock, which could adversely affect our stock price; the impact of increasing scrutiny and changing expectations from investors and customers, or new or changing regulations, with respect to climate change or environmental impacts of our operations; the cost or effort required for our shareholders to bring certain claims or actions against us, as a result of our designation of the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings; and the possibility that our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur, as well as other risk factors discussed in this document, in the Company’s annual report on Form 10-K for the year ended September 30, 2025 and in the Company’s other reports on file with the SEC. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company's website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues	$1,242.7	$890.2	$3,087.9	$2,473.7
Cost of services	902.1	650.6	2,272.5	1,847.2
Gross profit	340.7	239.6	815.5	626.5
Selling, general and administrative expenses	162.1	127.3	426.4	346.4
Contingent consideration	0.1	0.3	0.4	1.0
(Gain) loss on sale of assets	(0.1)	0.1	0.1	(0.1)
Operating income	178.5	111.9	388.5	279.2
Interest and other income (expense):
Interest expense	(1.0)	(0.5)	(3.0)	(1.3)
Gain (loss) on marketable securities	26.2	(3.3)	80.4	4.6
Other income, net	1.1	0.6	3.5	2.6
Income from operations before income taxes and equity method investment income	204.8	108.7	469.4	285.1
Provision for income taxes	(51.3)	(29.4)	(118.0)	(75.5)
Equity method investment income	—	—	4.2	—
Net income	153.5	79.3	355.6	209.6
Net income attributable to noncontrolling interest	(0.6)	(2.1)	(1.3)	(5.4)
Net income attributable to IES Holdings, Inc.	$153.0	$77.2	$354.3	$204.2

Computation of earnings per share:
Net income attributable to IES Holdings, Inc.	$153.0	$77.2	$354.3	$204.2
Increase in noncontrolling interest	(0.1)	(0.6)	(0.6)	(1.6)
Net income attributable to common stockholders of IES Holdings, Inc.	$152.9	$76.6	$353.7	$202.6

Earnings per share attributable to common stockholders:
Basic	$7.67	$3.86	$17.76	$10.16
Diluted	$7.57	$3.81	$17.52	$10.03

Shares used in the computation of earnings per share:
Basic (in thousands)	19,924	19,856	19,913	19,939
Diluted (in thousands)	20,198	20,104	20,187	20,188

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	June 30,	September 30,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$77.3	$127.2
Marketable securities	310.6	104.6
Accounts receivable:
Trade, net of allowance	722.5	552.2
Retainage	139.0	99.9
Inventories	133.6	111.5
Costs and estimated earnings in excess of billings	120.5	69.2
Prepaid expenses and other current assets	31.1	20.9
Total current assets	1,534.6	1,085.5
Property and equipment, net	353.8	183.2
Goodwill	129.6	107.8
Intangible assets, net	54.2	41.6
Investments	63.9	59.7
Deferred tax assets	23.3	16.1
Operating right of use assets	105.6	88.4
Other non-current assets	10.8	13.3
Total assets	$2,275.7	$1,595.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$584.1	$456.5
Billings in excess of costs and estimated earnings	357.6	176.8
Total current liabilities	941.7	633.4
Long-term debt	—	—
Operating long-term lease liabilities	76.9	62.0
Other tax liabilities	8.4	6.8
Other non-current liabilities	14.2	5.5
Total liabilities	1,041.2	707.7
Noncontrolling interest	5.3	4.0
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	0.2	0.2
Treasury stock, at cost	(140.0)	(127.8)
Additional paid-in capital	214.6	210.7
Retained earnings	1,154.5	800.8
Total stockholders’ equity	1,229.2	884.0
Total liabilities and stockholders’ equity	$2,275.7	$1,595.7

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Nine Months Ended
	June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$355.6	$209.6
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	0.6	0.7
Deferred financing cost amortization	0.5	0.3
Depreciation and amortization	45.7	34.7
(Gain) loss on sale of assets	0.1	(0.2)
Non-cash compensation expense	11.1	9.4
Deferred income tax and other non-cash tax adjustments, net	0.3	0.5
Unrealized gain on marketable securities	(56.1)	(4.1)
Gain on remeasurement of previously held investment upon acquisition	(2.8)	—
Equity method investment income	(4.2)	—
Changes in operating assets and liabilities:
Marketable securities	(153.9)	(27.7)
Accounts receivable	(149.1)	(64.2)
Inventories	(19.9)	4.5
Costs and estimated earnings in excess of billings	(42.0)	(14.6)
Prepaid expenses and other current assets	(43.5)	(14.3)
Other non-current assets	0.2	(1.4)
Accounts payable and accrued expenses	107.7	24.1
Billings in excess of costs and estimated earnings	179.8	(4.2)
Other non-current liabilities	9.4	1.0
Net cash provided by operating activities	239.4	154.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(123.0)	(47.3)
Proceeds from sale of assets	0.6	0.7
Cash paid in conjunction with business combinations, net of cash acquired	(143.1)	(22.6)
Purchases of equity investments	—	(44.9)
Net cash used in investing activities	(265.5)	(114.1)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	190.0	996.4
Repayments of debt	(190.0)	(976.4)
Cash paid for finance leases	(3.4)	(3.3)
Distribution to noncontrolling interest	(0.9)	(7.5)
Purchase of treasury stock	(19.5)	(41.6)
Net cash used in financing activities	(23.8)	(32.4)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS (including restricted)	(49.9)	7.6
CASH and CASH EQUIVALENTS, beginning of period (including restricted)	127.2	100.8
CASH and CASH EQUIVALENTS, end of period (including restricted)	$77.3	$108.4

IES HOLDINGS, INC. AND SUBSIDIARIES
OPERATING SEGMENT STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues
Communications	$453.1	$299.2	$1,172.7	$805.2
Residential	324.1	346.1	895.8	984.0
Infrastructure Solutions	224.1	129.5	556.7	355.2
Commercial & Industrial	241.4	115.4	462.7	329.3
Total revenue	$1,242.7	$890.2	$3,087.9	$2,473.7

Operating income (loss)
Communications	$83.6	$47.8	$202.2	$116.0
Residential	16.3	33.4	31.6	79.9
Infrastructure Solutions	53.4	32.6	130.9	82.4
Commercial & Industrial	54.2	12.9	85.4	35.8
Corporate	(29.0)	(14.8)	(61.6)	(34.9)
Total operating income	$178.5	$111.9	$388.5	$279.2

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE
TO IES HOLDINGS, INC. AND ADJUSTED EARNINGS PER SHARE
ATTRIBUTABLE TO COMMON STOCKHOLDERS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income attributable to IES Holdings, Inc.	$153.0	77.2	$354.3	$204.2
(Gain) loss on marketable securities	(26.2)	3.3	(80.4)	(4.6)
Equity method investment income (1)	—	—	(4.2)	—
Acquisition-related compensation expense (2)	2.6	—	5.0	—
Provision for income taxes	51.3	29.4	118.0	75.5
Adjusted income from operations before income taxes	180.7	109.9	392.7	275.1
Adjusted tax expense (3)	(45.4)	(30.4)	(98.1)	(74.3)
Adjusted net income attributable to IES Holdings, Inc.	135.3	79.5	294.6	200.8

Adjustments for computation of earnings per share:
Increase in noncontrolling interest	(0.1)	(0.6)	(0.6)	(1.6)
Adjusted net income attributable to common stockholders	135.2	$78.9	$294.0	$199.2

Adjusted earnings per share attributable to common stockholders:
Basic	$6.79	3.97	$14.76	9.99
Diluted	$6.70	3.92	$14.56	9.87

Shares used in the computation of earnings per share:
Basic (in thousands)	19,924	19,856	19,913	19,939
Diluted (in thousands)	20,198	20,104	20,187	20,188

(1) Represents gains recorded by our equity investment, Jett Texas Company LLC, related to its investment in the CB&I storage solutions business.
(2) Represents expense associated with change in control awards and other stock-based compensation for former CEO and CFO of Gulf Island, to be paid out in cash upon completion of their employment agreements.
(3) Adjusted for the tax impact of adjustments to pretax income above.

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED EBITDA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income attributable to IES Holdings, Inc.	$153.0	$77.2	$354.3	$204.2
Equity method investment income	—	—	(4.2)	—
Provision for income taxes	51.3	29.4	118.0	75.5
Interest expense	1.0	0.5	3.0	1.3
(Gain) loss on marketable securities	(26.2)	3.3	(80.4)	(4.6)
Other income, net	(1.1)	(0.6)	(3.5)	(2.6)
Depreciation and amortization	16.9	11.6	45.7	34.7
EBITDA	$194.9	$121.4	$432.9	$308.5
Non-cash equity compensation expense	3.8	4.3	11.1	9.4
Acquisition-related compensation expense (1)	2.6	—	5.0	—
Adjusted EBITDA	$201.3	$125.7	$449.0	$317.9
(1) Represents expense associated with change in control awards and other stock-based compensation for former CEO and CFO of Gulf Island, to be paid out in cash upon completion of their employment agreements.

IES HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTAL REMAINING PERFORMANCE OBLIGATIONS AND NON-GAAP RECONCILIATION OF BACKLOG DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	June 30, 2026			September 30, 2025			June 30, 2025
	Remaining Performance Obligations	Agreements without an enforceable obligation (1)	Backlog	Remaining Performance Obligations	Agreements without an enforceable obligation (1)	Backlog	Remaining Performance Obligations	Agreements without an enforceable obligation (1)	Backlog
	(Dollars in millions)
Communications	$1,329.3	$282.8	$1,612.1	$692.2	$63.6	$755.8	$610.8	$81.8	$692.7
Residential	278.3	103.5	381.8	252.0	121.5	373.6	250.2	107.6	357.8
Infrastructure Solutions (2)	355.5	773.7	1,129.2	128.7	490.6	619.2	173.0	419.8	592.8
Commercial & Industrial	838.5	563.5	1,402.0	613.6	11.5	625.2	261.2	162.3	423.5
Total	$2,801.6	$1,723.5	$4,525.1	$1,686.5	$687.2	$2,373.8	$1,295.2	$771.5	$2,066.8

(1) Our backlog contains signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins.

(2) In January 2026, Infrastructure Solutions acquired $29.1 million of remaining performance obligations and backlog in connection with the acquisition of Gulf Island.